Exhibit 99.1
     FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Brian J. Roney	Leslie Loyet
Chief Financial Officer	General Inquiries
(248) 358-1171	(312) 640-6672
invrelations@npte.com	lloyet@frbir.com
FOR IMMEDIATE RELEASE
THURSDAY, MARCH 29, 2007
NORTH POINTE HOLDINGS CORPORATION REPORTS
FOURTH QUARTER AND FULL YEAR 2006 RESULTS
Fourth Quarter Highlights
•	Gross premiums written of $24.1 million versus $25.4 million in 2005.

•	Net premiums earned of $18.9 million versus $17.9 million in 2005.

•	Loss ratio of 41.3% versus 74.5% in fourth quarter 2005.

•	Net income per diluted share of $0.05 versus net loss of $0.31 per diluted share.

•	Cash and investments of $165.8 million; book value of $9.67 per share.
Full Year 2006 Highlights
•	Gross written premiums of $114.6 million compared with $112.1 million in 2005.

•	Net premiums earned of $80.2 million compared with $84.7 million in 2005.

•	Net income of $0.51 per diluted share vs. $0.64 a year ago.

•	Combined ratio for 2006 of 97.1% versus 96.5% in 2005.

•	Book value per share increased 7.2% to $9.67.

•	Posted a net reserve redundancy for the 12th year in a row.

•	A.M. Best upgraded North Pointe Insurance Company from “B++” to “A-”.

•	Issued $20.0 million of 30-year, mandatorily redeemable trust preferred securities through a newly formed, wholly-owned subsidiary, N.P. Capital Trust I.

•	Entered into new credit agreement that provides for revolving credit line in the aggregate amount of $25.0 million. No outstanding balance as of 12/31/06.
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SOUTHFIELD, MI — March 29, 2007 — North Pointe Holdings Corporation (Nasdaq: NPTE) today reported financial results for the fourth quarter and fiscal year ended December 31, 2006. The Company reported net income of $414,000 for the fourth quarter, or $0.05 per diluted share. This compares to a net loss of $2.8 million, or a loss of $0.31 per diluted share for the fourth quarter of 2005. The fourth quarter 2006 results include pre-tax expenses attributable to a FIGA assessment of $1.4 million.
James Petcoff, president and chief executive officer, commented, “2006 was a challenging year for North Pointe, but we took important steps to strengthen our balance sheet by reducing our catastrophic exposures. We are now poised to take advantage of growth opportunities as we look to expand our premium base in 2007. We will continue to focus on specialty niche commercial lines and expand our market reach with added coverages and new territories.”
Fourth Quarter 2006 Highlights
Gross premiums written for the three months ended December 31, 2006, were $24.1 million compared to $25.4 million for 2005. Gross premiums written decreased $1.9 million, or 8.2 percent, in our commercial lines, and increased $565,000, or 26.7 percent, in our personal lines, in the fourth quarter of 2006 compared with the prior year period. Total revenues in the fourth quarter of 2006 were $21.3 million, as compared to $19.6 million in the corresponding period in 2005, an increase of $1.7 million and 8.7 percent. Net premiums earned increased $1.0 million from $17.9 in 2005 to $18.9 million in 2006.
The Company’s loss ratio for the fourth quarter was 41.3% compared with 74.5% for the corresponding period in 2005 primarily due to a reduction in losses and loss adjustment expenses. The decrease in losses and loss adjustment expenses was primarily due to the significant hurricane-related costs that were incurred during 2005. An allowance for receivables increased the fourth quarter expense ratio to 62.4 percent compared with 55.4 percent a year ago.
Petcoff concluded, “Going forward, we expect the insurance market to remain competitive. However, we feel that our focus on specialty commercial markets, a disciplined underwriting approach, and a fortified capital position will help us grow our top line. For example, we have expanded our geographic coverage for restaurants, bars and taverns, and we are also optimistic about other commercial opportunities in the hospitality field. Having put into place an enhanced claims and service infrastructure over the past several years, we are well positioned to generate profitable premium growth.”
Conference Call Details
North Pointe will host a conference call today at 11:00 a.m. Eastern Time to discuss fourth quarter results. The call may be accessed on North Pointe’s web site at www.npte.com or by dialing 877-704-5378.
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A replay will be available through April 5, 2007 by dialing 888-203-1112, passcode 5715643. You may also access the replay on North Pointe’s website for 90 days following the event.
About North Pointe Holdings Corporation
North Pointe Holdings is a property and casualty insurer that markets both specialty commercial and personal insurance products. With a focus on owner-operated businesses, the company is the nation’s largest insurer of independent bowling centers and the largest insurer of liquor liability insurance in Michigan.
Safe Harbor Statement
Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as: North Pointe pricing accurately the risks it underwrites; the establishment of adequate loss and loss adjustment expense reserves; retention and recruiting of independent agents; failure to pay claims accurately; risks associated with high concentration of North Pointe’s business in certain geographic markets; inability to implement North Pointe’s growth strategies; possible assessments for guaranty funds, other insurance-related assessments and mandatory reinsurance arrangements and North Pointe’s ability to recover such assessments through future surcharges or other rate changes; the occurrence of severe weather conditions and other catastrophes; the cyclical and seasonal nature of the industries within which North Pointe operates; intense competition with other insurance companies; the potential loss of key personnel; North Pointe’s ability to obtain and retain trade association endorsements; performance of North Pointe’s various operating subsidiaries; restrictions that may limit the ability of North Pointe’s subsidiaries to pay dividends to North Pointe; existing and future regulations by the local, state and federal governments; the compliance of subsidiaries with minimum capital and surplus requirements; ratings of North Pointe’s insurance company subsidiaries by A.M. Best; the availability and pricing of reinsurance; the potential for non-payment or delay in payment by reinsurers; the outcome of current industry investigations; potential regulation limiting the use of undisclosed contingent commission arrangements with independent agents; adverse market conditions that could negatively impact North Pointe’s investment portfolio; reliance on information technology and telecommunication systems; and management’s ability to effectively manage a public company.
To learn more about North Pointe Holdings Corporation, please visit www.npte.com
Financial Tables Follow...
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North Pointe Holdings Corporation and Subsidiaries
Results of Operations for the Periods Ended
December 31, 2006 and 2005

	Three Months Ended,		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Dollars in thousands, except share data)
Gross premiums written
Commercial lines:	21,448	23,290	81,901	78,551
Personal lines:	2,681	2,115	32,653	33,545

Total gross premiums written:	24,129	25,405	114,554	112,096

Net premiums written
Commercial lines:	16,788	17,005	56,140	63,289
Personal lines:	125	(2,015)	21,511	23,844

Total net premiums written:	16,913	14,990	77,651	87,133

Revenues
Net premiums earned:	18,919	17,892	80,235	84,736
Investment income, net:	1,779	1,248	6,534	4,003
Net realized capital (losses) gains:	35	(14)	(231)	(168)
Other income:	592	429	1,883	1,903

Total revenues:	21,325	19,555	88,421	90,474

Expenses
Losses and loss adjustment expenses:	8,058	13,647	35,375	44,003
Policy acquisition costs:	5,234	4,670	22,010	21,779
Other underwriting and operating expenses:	6,945	5,475	22,300	17,855
Interest expense:	503	75	1,710	959

Total expenses:	20,740	23,867	81,395	84,596

Income before federal income tax expense:	585	(4,312)	7,026	5,878
Federal income tax expense:	171	(1,516)	2,350	2,028

Net income:	414	(2,796)	4,676	3,850

Loss ratio
Commercial lines:	43.6%	72.9%	39.9%	47.8%
Personal lines:	40.2%	87.5%	55.9%	62.5%
Consolidated:	41.3%	74.5%	43.1%	50.8%
Expense ratio:	62.4%	55.4%	54.0%	45.7%
Combined ratio:	103.7%	129.9%	97.1%	96.5%
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North Pointe Holdings Corporation and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2006 and 2005

	2006	2005
	(Dollars in thousands,
	except share data)
ASSETS
Investments
Debt securities, available for sale, at fair value (amortized cost of $108,911 and $100,337 in 2006 and 2005, respectively)	$107,334	$98,018
Common stocks, at fair value (cost of $9,302 and $8,681 in 2006 and 2005, respectively)	11,376	10,001
Other investments	1,088	553

Total investments	119,798	108,572
Cash and cash equivalents	46,039	34,119
Accrued investment income	1,236	840
Premiums and agent balances receivable, net	18,088	21,324
Reinsurance recoverables on
Paid losses	4,168	11,470
Unpaid losses	33,321	65,989
Prepaid reinsurance premiums	11,881	7,424
Deferred policy acquisition costs	8,848	9,578
Deferred federal income taxes, net	5,061	5,843
Federal income tax recoverable	523	2,199
Fixed assets, net of accumulated depreciation	5,946	4,990
Prepaid expenses and other assets	2,668	2,688

Total assets	$257,577	$275,036

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Liabilities
Unpaid losses and loss adjustment expenses	$89,755	$117,778
Unearned premiums	42,320	44,701
Debt	23,131	5,026
Amounts due to reinsurers	1,930	3,048
Accrued expenses and other liabilities	7,236	15,160
Premiums in advance	4,970	7,096

Total liabilities	169,342	192,809

Commitments and contingent liabilities
Shareholders’ equity
Common stock, no par value; 50,000,000 shares authorized; 9,122,687 and 9,116,687 issued and outstanding in 2006 and 2005, respectively	50,578	50,233
Preferred stock, no par value; 5,000,000 shares authorized; and 0 shares issued and outstanding in 2006 and 2005, respectively	—	—
Retained earnings	37,329	32,653
Accumulated other comprehensive (loss) income
Net unrealized gains (losses) on investments, net of deferred federal income tax (expense) benefit of ($169) and $340, respectively	328	(659)

Total shareholders’ equity	88,235	82,227

Total liabilities and shareholders’ equity	$257,577	$275,036

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North Pointe Holdings Corporation and Subsidiaries
Consolidated Statements of Income
For the Years Ended December 31, 2006, 2005, and 2004

	2006	2005	2004
	(Dollars in thousands, except share data)
Revenues
Direct premiums written	$114,544	$111,483	$94,548
Assumed premiums written	10	613	1,913

Gross premiums written	114,554	112,096	96,461
Premiums ceded	(36,903)	(24,963)	(15,968)

Net premiums written	77,651	87,133	80,493
Decrease/(increase) in unearned premiums	2,584	(2,397)	(3,536)

Net premiums earned	80,235	84,736	76,957
Investment income, net of investment expenses	6,534	4,003	2,377
Net realized capital (losses) gains	(231)	(168)	886
Other income	1,883	1,903	2,222
Gains on sales of businesses	—	—	4,285

Total revenues	88,421	90,474	86,727

Expenses
Losses and loss adjustment expenses, net	35,375	44,003	41,503
Policy acquisition costs	22,010	21,779	18,687
Other underwriting and operating expenses	22,300	17,855	13,730
Interest expense	1,710	959	763

Total expenses	81,395	84,596	74,683

Income before federal income tax expense and extraordinary item	7,026	5,878	12,044
Federal income tax expense	2,350	2,028	3,516

Income before extraordinary item	4,676	3,850	8,528
Extraordinary item	—	—	2,905

Net income	$4,676	$3,850	$11,433

Earnings Per Share
Basic
Income before extraordinary item	$0.51	$0.64	$1.50
Extraordinary item	—	—	0.57

Net income	$0.51	$0.64	$2.07

Diluted
Income before extraordinary item	$0.51	$0.64	$1.46
Extraordinary item	—	—	0.49

Net income	$0.51	$0.64	$1.95

Weighted average number of shares
Basic	9,114,452	6,014,050	5,052,171
Diluted	9,116,516	6,014,218	5,860,580